Exhibit 10.133

[COMPANY LOGO]

Stephen Sunnucks
17 November 2014
WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Dear Stephen,

Further to our recent discussions regarding our proposed mutual separation and the consequent termination of your assignment to Gap Inc. and your employment and Directorship with GPS Great Britain Limited (the "Company"), I set out below the settlement package which the Company is prepared to offer you. This package is more generous than your statutory entitlements and consequently (and in accordance with your agreed contractual severance arrangements), it is subject to the terms and conditions detailed below. As this letter is intended to constitute a Settlement Agreement between us in accordance with Section 203(3) Employment Rights Act 1996, it is a fundamental condition of the Settlement Agreement that you must receive independent legal advice on its terms and effects and particularly its effect on your ability to pursue your rights before an Employment Tribunal and that you and your legal adviser must sign and date the Settlement Agreement and Appendices (as applicable) where marked and return one copy of each to me on 17 November 2014 (or, in the case of the US Release, on the Termination Date or such earlier date as requested by the Company provided you have had at least 21 days to consider this Settlement Agreement by then) to acknowledge your agreement with the terms and conditions.

As you will appreciate, this offer cannot remain open indefinitely and therefore if you have not returned the completed Settlement Agreement and Appendices to me by 17 November 2014 (or, in the case of the US Release, on the Termination Date or such earlier date as requested by the Company provided you have had at least 21 days to consider this Settlement Agreement by then), then it may be withdrawn.

Please note that, for the purposes of this Settlement Agreement, "Group Company" shall refer to any undertaking which is a parent undertaking of the Company or a subsidiary undertaking of the Company or of any such parent undertaking (as such expressions are defined in Sections 1161 and 1162 of the Companies Act 2006), including without limitation Gap Inc.

1.
Your assignment to Gap Inc. and your employment with the Company will terminate on 19 December 2014 (the "Termination Date"). It is intended that this date will be your separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). By your signature to this Settlement Agreement, you also resign any and all Directorships you may hold in the Company and any Group Companies with effect from

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19 December without compensation for loss of office and you undertake to provide the Company with a signed director’s resignation letter, in the form attached at Appendix 3, in respect of each such company.

2.
Pursuant to clause 3.2 of your service agreement with the Company dated 10 June 2009 as amended most recently by letter dated 30 May 2012 (the “Service Agreement”), you are entitled to 6 months’ notice of termination (the “Notice Period”). This Notice Period will commence on 17 November 2014 and will terminate on the Termination Date, which will be your last day of employment with the Company and the end of your assignment to Gap Inc. You will be paid basic salary in lieu of the remaining balance of the Notice Period following the Termination Date (“Payment in Lieu”) after deduction of the appropriate income tax and national insurance charges, in accordance with clause 3.3 of the Service Agreement and subject to your compliance with the terms and conditions detailed in this Settlement Agreement. Such Payment in Lieu will be paid in a single lump sum within 30 days of the Termination Date, subject to your compliance with the Compensation Conditions described below.

You will be required to continue working, under your existing terms and conditions, up to and including the Termination Date, unless we agree prior to that date that you may leave early, in which case you will be paid basic salary in lieu of any additional outstanding notice (after deduction of the appropriate income tax and National Insurance charges).
Legitimate and reasonable business expenses incurred prior to the Termination Date will also be paid if supported by proper receipts and invoices.

3.
Subject to the Compensation Conditions detailed below, the Company will pay to you without admission of liability and you will accept by way of compensation for loss of employment and office an amount equivalent to one year’s basic salary at the applicable current rate of £640,000 (the "Compensation Payment") which will be paid in twelve equal monthly instalments between February 2015 and January 2016 (the “Post-termination Severance Period”), after deduction of income tax and National Insurance contributions as applicable, in accordance with the payment schedule below:

(a)	The first two instalments will be paid on the Company’s last regular pay date of each successive month commencing with February 2015;
(b)        The 3rd, 4th and 5th instalments will be paid in a lump sum on the Company’s first regular pay date on or after 22 June 2015;

(c)	The remaining 7 instalments will be paid on the Company’s last regular pay date of each successive month, commencing July 2015 and ending January 2016.

Notwithstanding the foregoing, in the event that the Company exercises its right to terminate your employment prior to the Termination Date, the payment dates above will be adjusted

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to reflect your earlier separation from service to the extent required by Section 409A and your long-term assignment agreement with Gap Inc. dated 31 October 2012.

Payment of the Compensation Payment is subject to the following conditions (the “Compensation Conditions”):

•
Prior receipt by me of a signed, completed copy of this Settlement Agreement, the US Release (as defined below), director’s resignation letter and the Adviser’s certificate (in the forms attached at Appendices 1-3).

•	Your prior compliance with the conditions set out in Clause 6 below.

•	Your ongoing compliance with the conditions set out in Clauses 8, 10 and 12 below (including without limitation the Post-termination Severance Obligations).
Furthermore, the Compensation Payment shall be reduced and/or any remaining payments or instalments shall cease, as applicable, in the following circumstances (the “Reduction and Cessation Provisions”):

•
The Compensation Payment shall be reduced by an amount equivalent to any payments which you receive during the Post-termination Severance Period from any employment or professional relationship which is not with the Company or any Group Company. At the Company’s absolute discretion, these amounts may be deducted from any remaining instalments (such deductions to be made as the payments that are the basis of the reduction are received) of the Compensation Payment and/or you may be required to repay any remaining balance upon the Company’s request.

•
In the event that (i) you are in actual or potential (in the Company’s reasonable opinion) breach of this Settlement Agreement or (ii) if, during the Post-termination Severance Period, you accept any other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of US$500 million annually, all and any further instalments or payments of the Compensation Payment will cease immediately.

4.	Subject to the same conditions as detailed in the Compensation Conditions above:

(a)
You will be eligible for a prorated annual bonus as described in clause 7.4 of the Service Agreement for the fiscal year 2014, based on actual financial results and 100% standard for the individual component, to be calculated at the absolute discretion of the Company (the “Bonus”). The Bonus will be paid in 2015 at the time

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annual bonuses for the fiscal year 2014 are paid but in any event no later than the 15th day of the third month following the end of the Company’s 2014 fiscal year.

(b)
You will be eligible for assistance during the Post-termination Severance Period in relation to your tax return preparation/tax equalization benefits, as detailed in this Clause 4(b). You will continue to be covered under the Gap Inc. Tax Equalization program for tax years 2014/2015 and 2015/2016 and  PricewaterhouseCoopers (“PwC”) will continue to provide these services as per the Gap Inc Tax Equalization policy.  PwC will continue to prepare your US income tax returns for tax year 2014 and 2015 (and 2016, if necessary). For your UK tax returns for tax years 2014 and 2015 (and 2016, assuming US based income from Gap, Inc. is paid to you in 2016), you shall either: (i) have Gap Inc. retain PWC to prepare them; or (ii) prepare them at your own expense using your own accountant, on the condition that you provide PwC with a copy of your UK tax returns for 2014 and 2015 (and 2016, if a US tax filing is required for 2016), within 30 days of filing the returns.  PwC will determine the need for any additional tax assistance after that time relating to your employment with the Company or assignment to Gap Inc.  Any foreign tax credits resulting from Company-paid taxes in connection with your assignment to Gap Inc., which offset your home country (UK) tax, will be for the benefit of the Company. This includes foreign tax credit carryovers or carry-backs to non-assignment years. Any tax benefits realized from the use of such credits must be returned to the Company within sixty (60) days of filing your UK tax return. Should you realize tax benefits in future years from the utilization of foreign tax credit carryovers or carrybacks referenced above, you will be required to reimburse the Company for the amount of the tax benefit realized within 60 days of filing your UK tax return. Although PwC may (at the Company’s sole discretion) prepare your individual income tax returns beyond tax year 2015 if those tax returns relate to income received from the Company or any Group Company pursuant to the Service Agreement, your assignment to Gap Inc. or this Agreement, you will be responsible for paying all home country taxes in that event.  You are required to provide all reasonable assistance and co-operation to PwC in relation to any tax return filing or required information for their preparation or otherwise in relation to the tax return preparation/tax equalization benefits and if you fail to provide the required receipts and tax documentation when requested, you will be responsible for paying any and all penalties and interest that may be incurred due to late tax filing. When tax filing assistance in relation to your employment with the Company or assignment to Gap Inc. is no longer necessary, PwC will prepare a final tax settlement calculation. If the Company reimburses you as a result of this settlement calculation, you will be compensated to offset the additional income taxes you will owe due to this final tax reimbursement (the “gross-up”). This gross-up is required when the Company reimburses home- or assignment-country income taxes. Such reimbursements are

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

generally considered taxable income for tax purposes (and generally, for assignment-country tax purposes as well). Under the Tax Equalization Policy, any tax paid with respect to income tax reimbursements is fully reimbursed. Notwithstanding the foregoing and for the avoidance of doubt, the foregoing tax equalization benefits shall not reimburse you or otherwise compensate you for any taxes or related interest and penalties imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(c)
The Company will arrange for continued coverage (subject always to the rules of the relevant plan and the approval of the insurer in each case) of private medical and dental health insurance for you and your eligible dependents, if any, of an equivalent of the Company’s current contribution to the cost as at the Termination Date (or a payment in lieu of continued coverage, in an amount equivalent to such cost of contributions, in the event that the Company is unable to arrange continued coverage for whatever reason), for up to 18 months from the start of the Notice Period, provided that such coverage shall cease immediately in the event of the circumstances detailed in the Reduction and Cessation Provisions.

(d)
You will be eligible for repatriation to the UK pursuant to the Company’s Long Term Assignment policy provided that you repatriate within 30 days of the Termination Date or by 31 January 2015, whichever is the later.

(e)
You will be entitled to the accelerated vesting (but not settlement) of your restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) which are scheduled to vest in March 2015 or otherwise prior to 1 April 2015, subject to the terms and conditions of the applicable award agreement and plan. Your rights, entitlements and obligations in respect of all vested and unvested RSUs, performance shares or stock options remain subject to the terms of the applicable award agreement and plan.

(f)	Your entitlement to any other benefit (contractual or otherwise) from the Company or any Group Company will terminate on the Termination Date, save as detailed in this Settlement Agreement.

(g)
To the extent applicable, the Company shall maintain directors’ and officers’ liability insurance for your benefit on terms and conditions generally applicable to the Company’s other senior executives, in relation to any directorships or officerships you have held with the Company or any Group Company during your employment with the Company.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

(h)
The intent of the parties is that payments and benefits to you under this Settlement Agreement and otherwise comply with Section 409A and the regulations and guidance promulgated thereunder (or an exemption therefrom) and, accordingly, to the maximum extent permitted, they shall be interpreted to be in compliance therewith (or an exemption therefrom) and any provision that is ambiguous as to its compliance with Section 409A will be read in a manner to comply with Section 409A (or an exemption therefrom). The preceding sentence, however, shall not be construed as a guarantee by the Company, Gap Inc. or any other person or entity of any particular tax effect and you are advised to consult with your tax advisor with respect to the tax consequences of this Settlement Agreement.

With respect to reimbursements or in-kind benefits provided to you hereunder or otherwise that are not exempt from Section 409A (other than tax equalization payments and tax gross-up payments, as described below), the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not subject to liquidation or exchange for another benefit.
Each payment hereunder and under the Service Agreement shall, to the maximum extent permitted under Section 409A, be treated as a separate payment for purposes of Section 409A.
Any tax equalization payments (within the meaning of Treas. Reg. Section 1.409A-1(b)(8)(iii)) made to you hereunder or otherwise shall be made in accordance with such section to the extent necessary to avoid taxation under Section 409A. Any tax gross-up payments (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) made to you hereunder or otherwise shall be made in accordance with such section to the extent necessary to avoid taxation under Section 409A.
Any offset of any payment or benefit hereunder or under your Service Agreement shall be done in a manner intended to avoid taxation under section 409A of the Internal Revenue Code of 1986 as amended. To the extent it is not possible to avoid such taxation, then no offset shall be made.

5.
You agree that you are solely responsible for any charge to tax or employee's National Insurance which may arise on the Compensation Payment and/or the payment in lieu of notice and/or the benefits received by you in accordance with Clause 4 above or otherwise and/or arising out of your termination and/or this Settlement Agreement generally, save as

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detailed otherwise in Clause 4(b) above and/or to the extent that such tax or National Insurance has already been deducted by the Company from your salary, notice payment, the Compensation Payment or otherwise. You also agree to indemnify us upon request within 28 days of written notice if any such charge to tax or employee's National Insurance should arise on the Compensation Payment, notice payment or on any of the other terms or benefits of this Settlement Agreement or if any fine, interest or costs become payable. No payment of any charge to tax, National Insurance or fine or interest will be made by us without particulars of the proposed payment being given to you first and you having the opportunity at your own expense to make representations to HM Revenue and Customs. The Company agrees that this indemnity shall not cover any fine, interest or costs which become payable by reason of any undue delay on the part of the Company. Further, you undertake to keep the Company fully informed in respect of and to return to the Company any tax benefits you realize in the UK as a result of the double taxation of your Gap-related income and withholdings made in the US by the Company or Gap Inc. as applicable, in that respect.

6.
Payment of the Compensation Payment is conditional upon you first returning any and all property belonging to the Company or any Group Company which remains in your possession or control and any other documentation or property belonging to or entrusted to the Company or Group Company which is now in your possession or control including without limitation keys, documents, files, records, tapes, photographs, microfiches, magnetic disks, software, mobile telephones, SIM cards, computer equipment, swipe-cards, passwords, security codes and season tickets. For the avoidance of doubt, any copies of the Company's or any Group Company's property or any other documentation (in whatever medium) must be returned at the same time and you warrant that you have not and will not retain any such copies.

You warrant further that on or before the Termination Date, you will delete any information belonging to the Company or any Group Company from any personal computer that you may have at home or elsewhere other than the Company’s offices, without retaining any copies of any such information, in electronic or other format, and will permit the Company to have access to such computer on reasonable request and notice to confirm such deletion (including by way of forensic examination). You undertake to notify the Company of any and all passwords used by you in relation to its computer systems promptly on request and in any event on or before the Termination Date.

7.
You accept the terms set out in this Settlement Agreement in full and final settlement of all claims of any nature whatsoever, in the UK, US or any other jurisdiction and howsoever arising, which you may have against the Company, Gap Inc. or any other Group Company or any of its or their officers or employees arising out of or in connection with your employment and/or Directorship and/or assignment with the Company, Gap Inc. or any other Group Company or its/their termination, and you agree to waive all such claims and other rights

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

against the Company, Gap Inc. and/or any other Group Company or its/their officers or employees if applicable, including without limitation the following:

(a)	any claim for unfair dismissal;

(b)	any claim for statutory or contractual redundancy payments;

(c)	any claim for unlawful sex discrimination and/or victimisation;

(d)	any claim for unlawful race discrimination and/or victimisation;

(e)	any claim for unlawful disability discrimination and/or victimisation;

(f)	any claim for unlawful deductions from wages;

(g)	any claim under the Equal Pay Act 1970 or Article 141 of the Treaty of Rome;

(h)	any complaint relating to a protective award under the Trade Union and Labour Relations (Consolidation) Act 1992;

(i)	any claim under Regulations 30, 31, 32 or any other provision of the Working Time Regulations 1998;

(j)	any claim under Sections 11, 17, 24, 25, 26 or any other provision of the National Minimum Wage Act 1998;

(k)	any claim under the Maternity and Parental Leave Regulations 1999;

(l)	any claim under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(m)	any claim under the Employment Equality (Religion or Belief) Regulations 2003;

(n)	any claim under the Employment Equality (Sexual Orientation) Regulations 2003;

(o)	any claim under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(p)	any claim for wrongful dismissal;

(q)	any claim in respect of bonus, commission, profit share, share options or any other benefits;

(r)	any other claim for damages for breach of contract howsoever arising;

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

(s)	any claim under section 47B of the Employment Rights Act 1996;

(t)	any claim under the Employment Equality (Age) Regulations 2006;

(u)	any claim under the Equality Act 2010;

(v)	any existing personal injury claims of which you are or ought to be aware as at the date of signing this Agreement;

(w)
any latent personal injury claims, whether or not you are or ought to be aware of them, arising or which might arise as a result of acts, omissions, incidents or facts prior to the date of this Agreement;

but excluding any future personal injury claims (and in signing this Settlement Agreement, you confirm that you are not and ought not to be aware of any personal injury claim or any acts, omissions, incidents or facts which may lead to such claim as at the date of signing this Settlement Agreement) or in relation to accrued pension rights.
You confirm that you have received independent legal advice from:-

•	Name of legal adviser (the "Adviser"): Richard Isham

•	Name of Adviser's firm: Wedlake Bell LLP

•	Address of firm: 52 Bedford Row, London WC1R 4LR
You confirm that the Adviser has specifically advised you on the terms and effect of this Settlement Agreement and in particular its effect on your ability to pursue your rights in relation to any of the above claims before an Employment Tribunal. The Adviser has also confirmed to you that he/she is a relevant independent adviser for the purposes of Section 203 Employment Rights Act 1996, Section 77 Sex Discrimination Act 1975, Section 72 Race Relations Act 1976, Section 9 and Schedule 3A Disability Discrimination Act 1995, Paragraph 2(2) Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Paragraph 2(2) Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Section 49 National Minimum Wage Act 1998, Regulation 35 Working Time Regulations 1998, Section 288 Trade Union and Labour Relations (Consolidation) Act 1992 (as amended) and Regulation 43, Schedule 5 Part 1 Employment Equality (Age) Regulations 2006 and Section 147 of the Equality Act 2010 (the "Statutory Provisions") and that his firm maintains a contract of insurance or an indemnity provided for members of a profession or professional body in respect of the advice provided to you. After receiving that advice, you agree with the Company that this Settlement Agreement satisfies the conditions for regulating Compromise Agreements and Settlement Agreements under the Statutory Provisions listed above.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

8.	You warrant and undertake to the Company (for itself and on behalf of all Group Companies) as follows:

(a)
you have not presented a claim form at an office of the Employment Tribunals, or issued a claim form in the High Court or County Court, in respect of any claim in the United Kingdom in connection with your employment and/or directorship with the Company, your assignment to Gap Inc. or its/their termination;

(b)
you have not commenced any other legal proceedings in the United Kingdom, the United States, or any other jurisdiction, in respect of any claim in connection with your employment or directorship with the Company, your assignment to Gap Inc. or its/their termination;

(c)
other than those claims referred to in Clause 7 above and having taken the legal advice referred to in this Settlement Agreement you are not aware of any claim you may have against the Company, Gap Inc. and/or any other Group Company of whatever nature arising out of your employment and directorship with the Company, your assignment to Gap Inc. or its/their termination, nor of any circumstances which might give rise to such a claim;

(d)
you have provided to the Adviser referred to in Clause 7 above all relevant information relating to your employment and directorship with the Company, your assignment to Gap Inc. and its/their termination to enable the Adviser to advise you on any statutory claims you may have in the UK in connection therewith and after taking that advice, the claims which you assert you have or may have against the Company, Gap Inc. or any other Group Company are those referred to in sub-clauses (a), (b), (d), (f), (i), (j), (p), (q), (r), (t), (u), (v) and (w) of Clause 7;

(e)
you will not submit or pursue any grievances or appeals to the Company or any Group Company in relation to any fact or matter of which you are aware at the date of this Settlement Agreement relating to your employment and/or office and/or its/their termination and you will not make or pursue a Data Protection Act subject access request to the Company or any Group Company. You agree that any such grievances and/or appeals and/or requests made prior to the date of this Settlement Agreement shall be deemed to have been withdrawn by you as at the date of this Settlement Agreement;

(f)	you have not done any act or omitted to do any act which:

(i)	if it was done or omitted to have been done (as appropriate) and had come to the Company’s attention prior to the Termination Date

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would have entitled the Company to terminate your employment summarily and without compensation; or

(ii)	if it had been done or omitted to have been done (as appropriate) after the date of this Settlement Agreement would have been in breach of the terms of this Settlement Agreement;

(g)	you have committed no breach of duty (including fiduciary duty) owed to the Company or any Group Company;

(h)
you have not at the date of completion of this Settlement Agreement accepted, agreed to accept or been made any offer of a new contract of service or for services nor entered into any form of arrangement that such an offer will be made at any time in the future.

9.
You acknowledge that the Compensation Payment includes any protective award to which you may be entitled in connection with your employment with the Company or any Group Company or its termination under Regulations 13-15 of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) or under Chapter II of the Trade Union and Labour Relations (Consolidation) Act 1992, to the extent applicable. In the event that you make any application for such an award or bring any other claim against the Company, Gap Inc. and/or any Group Company for any of the matters referred to in Clause 7 above and you obtain an award or judgment against the Company, Gap Inc. and/or any other Group Company notwithstanding the terms of this Settlement Agreement, the Compensation Payment paid or payable under this Settlement Agreement and the value of the benefits detailed in Clause 4 shall be set off in full or partial satisfaction of such award or judgment together with any interest or costs associated therewith except as would result in taxation under IRS Code Section 409A. Without prejudice to its set-off rights under this Clause 9 and/or any other rights or remedies which it may have against you, the Company may require you forthwith to pay to the Company a sum equivalent to the Compensation Payment and/or the value of the benefits detailed in Clause 4 and in that case such sum shall be recoverable by the Company as a debt, in the event that you have commenced or in the future commence any legal proceedings of any nature against the Company, Gap Inc. or any other Group Company in breach of this Settlement Agreement and/or if you are otherwise in fundamental breach of any obligation, warranty or undertaking contained in this Settlement Agreement.

10.
Subject to Clause 11 below you agree to keep the circumstances leading up to the termination of your employment and the completion of this Settlement Agreement confidential save as required by law or a regulatory authority or HMRC (or the SEC, IRS or any other regulatory or tax authority) or to your immediate family or in relation to the duties of your legal or financial advisers (provided that disclosure to your family or professional advisers must be

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on terms requiring them to maintain the confidentiality obligations detailed in this Settlement Agreement). You warrant that you will not directly or indirectly make, issue or publish or cause to be made issued or published any derogatory or otherwise comments which may harm the Company, Gap Inc. or any other Group Company or any of its/their officers, employees or shareholders or its/their reputation and that you have not done so prior to the completion of this Settlement Agreement.

11.
Upon request of a prospective employer addressed to Dan Henkle, the Company will provide a suitable written factual reference covering the period of your employment with us and will use reasonable endeavours to ensure that any verbal reference given is in similar terms.

In addition, the Company will (or will procure that Gap Inc. will) issue a press release (the “Press Release”) incorporating the following terms, or terms consistent with them:
“Stephen Sunnucks will leave the company on December 19 after steering the growth of its namesake brand to almost 50 countries over the past decade…Over the past decade, Steve helped make Gap Inc. a much stronger and more global company. We appreciate his hard work and passion for our brands, people and customers.”
You and the Company agree that neither party will disclose, publish or issue a statement regarding the circumstances of or reasons for your departure save in terms consistent with the Press Release and/or any publicly available documents and/or save as may be required by law or a regulatory authority or HMRC (or the SEC, IRS or other regulatory or tax authority) or to our respective legal advisers.

12.	In specific consideration of the Compensation Payment and the benefits detailed in Clause 4 above, you covenant with the Company as follows (the “Post-termination Severance Obligations”):

(a)
You will sign the US Release attached at Appendix 2 and deliver it to me on the Termination Date (or such earlier date as requested by the Company provided you have had at least 21 days to consider this Settlement Agreement by then).

(b)
You will promptly comply with all tax filings in the UK and US and will fully and promptly disclose all necessary tax-related documents to PwC as required by the Company or PwC from time to time. You will also co-operate fully with PwC and the Company and provide all reasonable assistance to ensure that the Company (and/or any applicable Group Company) is able to recover any applicable foreign tax credits and/or any tax benefits realized due to double taxation on your Gap-related income which you receive directly in the UK.

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(c)
You acknowledge and agree that your duties of confidentiality (both contractual and common law) to the Company, Gap Inc. and any other Group Company will continue to apply after the termination of your employment and assignment and you warrant that you have not directly or indirectly breached those duties prior to completion of this Settlement Agreement.

(d)
You will continue to comply with the restrictive covenants and confidentiality provisions detailed in clauses 13 and 15 of the Service Agreement and in the Post-Termination Restrictions paragraph of your long-term assignment letter to Gap Inc. dated 31 October 2012 (the “Assignment Letter”), all of which shall remain in full force and effect both before and after the Termination Date.

(e)
Prior to and during the Post-termination Severance Period (and without prejudice to your duties under this Settlement Agreement and/or under your Service Agreement or Assignment Letter generally), you undertake to provide such reasonable assistance as the Company, Gap Inc. or any other Group Company may require from time to time in relation to any queries regarding any client or business matters in which you or your reports have been involved, the conduct of any internal or external investigation, the defense or prosecution of any current or future claim that may be made against or by the Company, Gap Inc. or any Group Company, including but not limited to any proceeding before any arbitrary, administrative, regulatory, judicial, legislative or other body or agency to the extent such claims, investigations or proceedings relate directly or indirectly to services performed, or required to be performed by you at any time, pertinent knowledge possessed by you, or any act or omission by you or your reports.

13.
For the avoidance of doubt it is intended that this Agreement does confer rights on any Group Company who may enforce such rights against you pursuant to the Contracts (Rights of Third Parties) Act 1999. However nothing in this Agreement is intended to confer any rights on any other person not a party to this Agreement and no consent of any such person shall be needed for the termination, rescission or amendment of this Agreement or any of its terms.

14.
Save in relation to any provisions of the Service Agreement and Assignment Letter which are stated to apply following the termination of your employment, this Agreement sets out the entire agreement between you and the Company, Gap Inc. and any other Group Company in relation to your rights arising upon or in relation to your employment or its termination. You acknowledge and warrant to the Company that you are not entering into this Agreement in reliance upon any representation not expressly set out herein.

15.	This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English Courts and

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Tribunals with regard to any dispute or claim arising under this Agreement, save that the US Release shall be subject to the laws of the State of New York and the parties submit to the exclusive jurisdiction of the Federal and State Courts in New York with regard to any dispute or claim arising under the US Release.

16.
Although this Agreement is marked Without Prejudice & Subject to Contract, upon completion and return of this Agreement and the Adviser’s certificate to me its without prejudice nature shall cease and it shall become open and binding.

I trust that the above terms are acceptable and on that assumption I look forward to receiving a completed copy of this Agreement. If, however, you have any queries in respect of the above terms, please do not hesitate to contact me or, if your Adviser has any particular queries, please arrange for them to contact the Company’s solicitor direct (Nicola Whiteley of Orrick, Herrington & Sutcliffe (Europe) LLP, Telephone No: 020 7862 4670).

I look forward to hearing from you.

Yours sincerely,

Dan Henkle
Senior Vice President, Human Resources
Authorized on Behalf of GPS (Great Britain) Limited
...................................................................................................................................

I accept the above terms and Agreement.

Signed /s/ Stephen Sunnucks            Dated 17/11/14
Stephen Sunnucks

GPS (Great Britain) Limited

APPENDIX 1 – ADVISER’S CERTIFICATE

I, Richard Isham, of Wedlake Bell, certify as follows:

1.
I am a relevant independent adviser for the purposes of Section 203 Employment Rights Act 1996, Section 77 Sex Discrimination Act 1975, Section 72 Race Relations Act 1976, Section 9 and Schedule 3A Disability Discrimination Act 1995, Paragraph 2(2) Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Paragraph 2(2) Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Section 49 National Minimum Wage Act 1998, Regulation 35 Working Time Regulations 1998, Section 288 Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), Regulation 43 and Schedule 5 Part 1 Employment Equality (Age) Regulations 2006 and Section 147 of the Equality Act 2010.

2.
I confirm that at all relevant times there was and is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Stephen Sunnucks in respect of loss arising in consequence of the advice I have given him in connection with this matter.

3.
I have advised Stephen Sunnucks in connection with the completion of this Agreement and specifically on the terms and effect of the Agreement and its effect on his ability to pursue his rights before an Employment Tribunal including in particular, all of those claims listed in Clause 7 of the attached Settlement Agreement.

4.	I am not acting (and have not acted) in relation to this matter for GPS (Great Britain) Limited, Gap Inc, or any associated employer or company.

Signed /s/ Richard Isham             Dated 17 November 2014
Richard Isham

GPS (Great Britain) Limited, a company registered in England and Wales with company number 02275771.
Registered office at Berkeley Square House, Berkeley Square, London W1J 6BS, United Kingdom.

GPS (Great Britain) Limited

APPENDIX 2 - US RELEASE
In consideration of the payment and benefits described in the attached Settlement Agreement, I, Stephen Sunnucks of _______________________, hereby release and forever discharge GPS (Great Britain) Limited, Gap Inc. and any other subsidiary or affiliate (collectively referred to herein as the “Company”) and its/their officers, directors, agents and employees from all claims of any kind, which I now have or may have, whether they be based in tort, contract or statute, known or unknown. These claims include, but are not limited to, all claims and rights I may have under Title VII of the Civil Rights Act of 1964, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), the federal Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, New York State Human Rights Law, or other similar federal, state, local or common laws, except those claims that I cannot lawfully waive.

I understand that this is a legally binding Agreement and it includes a release of any and all age discrimination claims under the federal Age Discrimination in Employment Act, as amended. I acknowledge that entering into this Agreement is purely voluntary on my part, and I have carefully read and fully understand the provisions of this Agreement. I have had at least twenty-one (21) calendar days to consider this Agreement. After signing this Agreement I understand that I may change my mind within 7 days. In order to do so, I must notify Paul Adams or Michelle Banks of Gap Inc. in writing within 7 days after the date I sign this Agreement that I intend to revoke it or I will be forever bound by the terms of this Agreement. I further understand that any payments or benefits described in the attached Settlement Agreement will not be made if I revoke this Agreement. Because of the revocation period, this Agreement will not become effective and enforceable until the eighth (8th) day after the date I sign it. I have been advised to consult an attorney prior to signing this Agreement.

This Release shall be governed by and construed in accordance with the laws of the State of New York and the parties submit to the exclusive jurisdiction of the Federal and State Courts in New York with regard to any dispute or claim arising under this Release.

Signed /s/ Stephen Sunnucks                 Dated 19/12/14
Stephen Sunnucks

GPS (Great Britain) Limited, a company registered in England and Wales with company number 02275771.
Registered office at Berkeley Square House, Berkeley Square, London W1J 6BS, United Kingdom.

GPS (Great Britain) Limited

APPENDIX 3 – LETTER OF RESIGNATION AS DIRECTOR

The Board of Directors
[Insert Relevant Companies’ Names and Addresses]

19 December 2014

Dear Sirs

I hereby resign with immediate effect as a director of the [above] Compan[y][ies] and confirm that I have no claim whatsoever outstanding against the Company in respect thereof or otherwise howsoever save as set out in a Settlement Agreement dated 17 November 2014.

Yours faithfully

Stephen Sunnucks

GPS (Great Britain) Limited, a company registered in England and Wales with company number 02275771.
Registered office at Berkeley Square House, Berkeley Square, London W1J 6BS, United Kingdom.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

[Wedlake Bell Letterhead]

Nicola Whiteley
Orrick, Herrington & Sutcliffe (Europe) LLP
107 Cheapside
London
EC2V 6DN

Dear Nicola

Your Clients: Gap Inc and GPS (Great Britain) Ltd
Our Client: Stephen Sunnucks

I now write to certify as follows:

1.
I am a relevant independent adviser for the purposes of Section 203 Employment Rights Act 1996, Section 77 Sex Discrimination Act 1975, Section 72 Race Relations Act 1976, Section 9 and Schedule 3A Disability Discrimination Act 1995, Paragraph 2(2) Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Paragraph 2(2) Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Section 49 National Minimum Wage Act 1998, Regulation 35 Working Time Regulations 1998, Section 288 Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), Regulation 43 and Schedule 5 Part 1 Employment Equality (Age) Regulations 2006 and Section 147 of the Equality Act 2010.

2.
I confirm that at all relevant times there was and is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Stephen Sunnucks in respect of loss arising in consequence of the advice I have given him in connection with this matter.

3.
I have advised Stephen Sunnucks in connection with the completion of this Agreement and specifically on the terms and effect of the Agreement and its effect on his ability to pursue his rights before an Employment Tribunal including in particular, all of those claims listed in Clause 7 of the attached Settlement Agreement.

4.	I am not acting (and have not acted) in relation to this matter for GPS (Great Britain) Limited, Gap Inc, or any associated employer or company.

Signed /s/ Richard Isham             Dated 17 November 2014
Richard Isham